Exhibit (r)(1)

TABLE OF CONTENTS

JOINT CODE OF ETHICS		2
A.	Statement of General Fiduciary Principles	2
B.	Definitions	4
C.	Objective and General Prohibitions	6
D.	Prohibited Transactions	7
E.	Reports By Access Persons	8
F.	Conflicts of Interest and Additional Prohibitions	10
G.	Pay-to-Play Restrictions	16
H.	Lobbying Activities	19
I.	Prohibition Against Insider Trading	20
J.	Annual Certification	30
K.	Sanctions	30
L.	Administration and Construction	30

Note: Access Persons (as defined in B below) are required to use the Compliance Platform for all self-reporting and pre-clearance purposes contemplated by this Code. The Compliance Platform is maintained for availability twenty-four (24) hours a day, seven (7) days a week for pre-clearance and self-reporting needs, including certifications and disclosures. The Company will provide each Access Person with a username and password to access the Compliance Platform via the internet.

Access Persons who are unable to self-report or pre-clear through the Compliance Platform (e.g., due to internet connectivity issues) should contact the CCO, or designee of the CCO, for assistance. Please keep in mind that assistance with self-reporting and pre-clearance requests may be limited or delayed on days or during hours when the Company’s office is closed.

JOINT CODE OF ETHICS

FOR

MONROE CAPITAL CORPORATION;

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND

MONROE CAPITAL INCOME PLUS CORPORATION;

MONROE CAPITAL BDC ADVISORS, LLC;

MONROE CAPITAL MANAGEMENT ADVISORS, LLC

HORIZON TECHNOLOGY FINANCE MANAGEMENT, LLC; AND

HORIZON TECHNOLOGY FINANCE CORPORATION

A.Statement of General Fiduciary Principles

This Joint Code of Ethics (the “Code”) has been adopted by each of Monroe Capital Corporation (the “MC Corporation”), Monroe Capital Enhanced Corporate Lending Fund (“M-Lend”); Monroe Capital Income Plus Corporation (“MC Income Plus” and, together with MC Corporation and M-LEND, the “BDC Funds”), Monroe Capital BDC Advisors, LLC, the BDC Funds’ investment adviser (“MC Advisors”), Horizon Technology Finance Management, LLC (“Horizon”), Horizon Technology Finance Corporation (the “Horizon BDC”) and Monroe Capital Management Advisors, LLC, the affiliated investment adviser (“MC Management” and, together with MC Advisors and Horizon, the “Company” or the “Firm”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Section 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the BDC Funds, the Horizon BDC and other advisory clients of the Company (collectively, the “Funds” or the “Clients”)1 may violate their fiduciary duty to the Funds, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed in respect of the BDC Funds and the Horizon BDC. As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of the Company’s business, are reasonably designed to prevent misuse of material, non-public information in violation of the federal securities laws by persons associated with the Company. Certain provisions of this Code apply both to Access Persons and to family members of Access Persons.

The Code is based on the principle that the directors/trustees and officers of the Funds and the managers, partners, officers and employees of the Company, who provide services respectively to the Funds, owe a fiduciary duty to the Funds to conduct their personal securities transactions in a manner that does not interfere with the Funds’ transactions or otherwise take unfair advantage of their relationship with the Funds. All Access Persons (as defined below) are expected to adhere to this

1 MC Advisors is the investment adviser to the BDC Funds, Horizon is the investment adviser to the Horizon BDC, MC Management is the investment adviser to collateralized loan obligations fund (“CLO Funds”), private investment funds, single investor funds and other U.S. and non-U.S. structured investment vehicles and Horizon may in the future adviser other private funds (collectively, all such private investment funds, single investor funds, other US and non-

US structured investment vehicles and similar investment vehicles advised by Horizon, the “Private Funds”). The CLO Funds, the Private Funds, the BDC Funds and the Horizon BDC are collectively referred to herein as the “Funds” or the “Clients”.

general principle as well as to comply with the specific provisions of this Code that are applicable to them. Any Access Person who is a supervised person of another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Funds. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Funds and their respective investors or shareholders. In sum, all Access Persons must serve in the best interest of the relevant Clients and not place their own interest ahead of the interests of the Clients.

All Access Persons must read and retain this Code.

B.Definitions

“Access Person” means any partner, director/trustee, officer, general partner (or other person occupying a similar status or performing similar functions), employee, or Advisory Person (as defined below) of the Funds or the Company as well as any other person who provides investment advice on behalf of the Company and is subject to the supervision and Control of the Company.

An “Advisory Person” of the Funds or the Company means: (i) any director/trustee, officer, general partner or employee of the Funds or the Company, or any company in a Control (as defined below) relationship to the Funds or the Company, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a Control relationship to the Funds or the Company, who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of any Covered Security by the Funds; and (iii) any other person deemed to be an Advisory Person by the Chief Compliance Officer.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes (a) a dividend reinvestment plan and (b) a written plan for trading securities as contemplated by Rule 10b5- 1(c)(1)(i)(A)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and approved by the Chief Compliance Officer.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. This means that Access Persons should generally consider themselves to have Beneficial Ownership in any securities in which each has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, a direct or indirect pecuniary interest, which includes securities held by Access Person’s immediate family members sharing the same household.

“Chief Compliance Officer” or “CCO” means the Monroe CCO and the Horizon CCO, as applicable. Any and all references to the “Chief Compliance Officer” or “CCO” in this Code shall include designee(s) of the Chief Compliance Officer who can act and/or carry out responsibilities on behalf of the CCO.

“Compliance Platform” – an online financial regulatory compliance solution, which the Company uses for the management of its compliance program.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act and means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not own beneficially, either directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed not to control such company.

“Covered Accounts” means a personal investment or trading account of an Access Person and certain other related accounts. Specifically, Covered Accounts includes: (i) trusts for which an Access Person acts as a trustee, executor, fund custodian or discretionary manager; (ii) accounts for the benefit of the Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Access Person; and (iv) accounts for the benefit of any person to whom the Access Person provides material financial support. A Covered Account may also include an investment or trading account over which an Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Company or its Access Persons.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered

Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Horizon CCO” means the Chief Compliance Officer of the Horizon BDC, who also serves as the Chief Compliance Officer of Horizon.

“Independent Director” means a director/trustee of a BDC Fund or the Horizon BDC who is not an “interested person” of the BDC Fund or Horizon BDC, respectively, within the meaning of Section 2(a)(19) of the 1940 Act.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504 or Rule 506 thereunder.

“Monroe CCO” means the Chief Compliance Officer of the BDC Funds, who also serves as the Chief Compliance Officer of MC Advisors and MC Management.

“Security Held or to be Acquired” by the Funds means: (i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund(s); or (b) is being or has been considered by the Fund(s) or the Company for purchase by the Fund(s); and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

“17j-1 Organization” means the BDC Funds, the Horizon BDC or the Company, as the context requires.

C.Objective and General Prohibitions

Access Persons may not engage in any investment transaction under circumstances in which the Access Person places its own interests ahead of those of any fund or interferes with the purchase or sale of Covered Securities by the Funds. In addition, Access Persons may not use information concerning such investments or investment intentions related thereto of the Funds, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Funds.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Funds.

In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Fund(s) or any affiliated person of an investment adviser for the BDC Fund(s) or the

Horizon BDC, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the BDC Fund(s) or the Horizon BDC to:

●	employ any device, scheme or artifice to defraud the BDC Fund(s) or the Horizon BDC;
●	make any untrue statement of a material fact to the BDC Fund(s) or the Horizon BDC or omit to state to the Fund(s) a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the BDC Fund(s) or the Horizon BDC; or
●	engage in any manipulative practice with respect to the BDC Fund(s) or the Horizon BDC.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section K below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

D.Prohibited Transactions

Other than securities purchased or acquired by the BDC Funds, the Horizon BDC or a Fund affiliated with the BDC Funds or the Horizon BDC and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments, an Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the BDC Fund(s) or the Horizon BDC have purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Company has within the last 15 calendar days considered purchasing or selling the Covered Security for the BDC Fund(s) or Horizon BDC or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for the BDC Fund(s) or the Horizon BDC.

Every Access Person of the Fund(s) or the Company must obtain approval from the Chief Compliance Officer, before directly or indirectly acquiring Beneficial Ownership in any Covered Security as well as in any securities in an Initial Public Offering or in a Limited Offering, except when such securities are acquired by the BDC Funds, the Horizon BDC or a Fund affiliated with the BDC Funds or the Horizon BDC and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co-investments. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the Chief Operating Officer of the 17j-1 Organization. A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and the 1940 Act.

No Access Person shall recommend any transaction in any Covered Securities by the Fund(s) without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer, except when such securities transactions are to be made by a BDC Fund, the Horizon BDC or a Fund affiliated with the BDC Funds or the Horizon BDC and pursuant to an exemptive order under Section 57(i) of the 1940 Act permitting certain types of co- investments; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

All Access Persons are prohibited from buying or selling shares issued by MC Corporation or the Horizon BDC except during an open trading window announced by the Monroe CCO or the Horizon CCO as applicable. Except with the express written consent of the Monroe CCO or the Horizon CCO, as applicable, all Access Persons are prohibited from buying or selling options on, or futures or other derivatives related to, shares issued by MC Corporation or the Horizon BDC, and are likewise prohibited from selling short shares of MC Corporation or the Horizon BDC.

1.Exceptions

The prohibitions set forth in Sections C. and D. above shall not apply to any of the following:

(a)	Transactions in Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control.
(b)	Purchases or sales of Covered Securities that are non-volitional on the part of either the Access Person or the Fund(s).
(c)	Transactions that are part of an Automatic Investment Plan.
(d)	Purchases of Covered Securities effected upon the exercise of registered rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
(e)	To the extent not otherwise restricted by policies of the Fund(s) or applicable law, securities issued by the Fund(s) that are closed-end private funds.

E.Reports By Access Persons

1.Initial and Annual Personal Securities Holdings Reports

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in Covered Accounts as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. Such holdings report is hereinafter called a “Personal Securities Holdings Report”. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted. Personal trading by a new Access Person is restricted until the initial Personal Securities Holdings Report has been submitted through the Compliance Platform.

2.Quarterly Securities Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership, which is hereinafter called a “Quarterly Securities Transaction Report”.

A Quarterly Securities Transaction Report shall be in the form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

●	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);
●	Title, interest rate and maturity date (if applicable), number of shares, and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;
●	Name of the broker, dealer or bank with or through whom the transaction was effected; and
●	The date the report is submitted by the Access Person.

3.Independent Directors

Notwithstanding the reporting requirements set forth in this Section E, an Independent Director who would be required to make a report under this Section E. solely by reason of being a director/trustee of a BDC Fund or the Horizon BDC is not required to file a Personal Securities Holdings Report upon becoming a director/trustee of a BDC Fund or the Horizon BDC or an annual Personal Securities Holdings Report. Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director/trustee knew or, in the ordinary course of fulfilling his or her official duties as a director/trustee of a BDC Fund or the Horizon BDC, should have known that such Covered Security is a Security Held or to be Acquired (i.e., that, generally, during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director/trustee such Covered Security is or was purchased or sold by a BDC Fund or the Horizon BDC or a BDC Fund or the Horizon BDC or the Company considered purchasing or selling such Covered Security).

4.New Brokerage Accounts and Electronic Feeds or Statements

Access Persons, except Independent Directors, must promptly report any newly established brokerage accounts through the Compliance Platform by submitting a “Broker Account” pre- clearance request. Personal trading in such newly established reportable account is restricted until such account has been approved through the Compliance Platform by the CCO or appointed designee.

In addition, Access Persons, except Independent Directors, shall connect any new brokerage account to an electronic online feed through the Compliance Platform or, alternatively, obtain and provide account statements to the Chief Compliance Officer or appointed designee or instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer or appointed designee. Upon request, the Chief Compliance Officer can provide a copy of a form request letter to direct duplicate account statements.

5.Form of Reports

A Quarterly Securities Transaction Report or a Personal Securities Holdings Report may consist of electronic data feeds, or broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report or a Personal Securities Holdings Report.

6.Responsibility to Report

It is the responsibility of each Access Person to comply with the requirements of this Section E. Any effort by the Fund(s) or by the Company and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer through the Compliance Platform.

7.Disclaimers

Any report required by this Section E. may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

F.Conflicts of Interest and Additional Prohibitions

1.Confidentiality of the BDC Funds’ and the Horizon BDC’s Transactions

Until disclosed in a public report to shareholders or contained in a public report made to the U.S. Securities and Exchange Commission (the “SEC”) in the normal course (i.e. Form 13F filing), all information concerning the securities “being considered for purchase or sale” by the Firm shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. The Firm will also follow the portfolio holdings disclosure policy for the BDC Funds and the Horizon BDC. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors/trustees of the BDC Funds and the Horizon BDC, respectively.

2.Conflicts of Interest – General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts whenever the failure to do so would operate as a fraud on any current or prospective Client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a current or prospective Client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose all material facts regarding the potential conflict of interest so that current or prospective Clients can make informed decisions whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect themselves against the specific conflict of interest involved.

From time to time, subject to the applicable company agreement (or analogous organizational document), management agreement, subscription agreement, side letters, and other governing documents of the Clients, the Company and its related entities can engage in a broad range of activities, including investment activities for their own account and for the account of the Funds, in addition to providing transaction-related, investment advisory, management, and other services to the Clients. In the ordinary course of conducting its activities, the interests of a Client will, from time to time conflict with the interests of the Company, other Clients, and their respective affiliates. The material conflicts of interest typically encountered by the Clients are included in the Company’s Form ADV. Certain Client agreements (such as limited partnership agreements) may provide advance waivers of additional conflicts of interest or may provide for waiver by advisory committees of unanticipated conflicts of interest not previously disclosed in Form ADV or in the Client agreements. In determining whether such language may be relied upon, Access Persons should consult the Conflicts Committee (as defined and described below).

In the case of all conflicts of interest, the Company’s determination as to which factors are relevant, and the resolution of such conflicts, will be made using the Company’s good faith and best judgment. In resolving conflicts, the Company will consider various factors, including the interests of the applicable Funds with respect to the immediate issue or with respect to their longer- term courses of dealing. When conflicts arise, the following factors generally mitigate conflicts of interest:

●	A Fund will not make an investment unless the Company believes that such investment is an appropriate investment considered from the viewpoint of such Fund;
●	Many important conflicts of interest will generally be resolved by set procedures, restrictions, or other provisions contained in the governing documents of the Funds;

●	The Company may consult with the advisory committee of a Fund as to certain potential conflicts of interest;
●	Where the Company deems appropriate, unaffiliated third parties may be used to help resolve conflicts; and
●	Prior to subscribing for interests in a Fund, each investor receives information relating to significant potential conflicts of interest arising from the proposed activities of such Fund.

More detailed procedures for resolving specific conflicts of interest are set forth in the governing documents of the applicable Fund and certain provisions of a Fund’s governing documents are designed to protect the interests of investors in situations where certain conflicts exist. The Fund governing documents, however, cannot and do not fully anticipate and address all situations, developments, scenarios, investment opportunities, investment considerations, and investment structures as the foregoing can vary on a case-by-case basis depending on a variety of facts and circumstances. In certain instances, some of such conflicts of interest may be resolved by the Company in a manner adverse to a Fund and its ability to achieve its investment objectives.

The Company shall establish a Conflicts Committee (the “Conflicts Committee”) tasked with reviewing and making all determinations with respect to potential conflicts of interest referred to the committee. In each instance of a suspected actual or potential conflict of interest, it is the obligation of the Access Persons to refer such conflicts of interest, including any of the circumstances set out below, to the Conflicts Committee. The Conflicts Committee will evaluate any potential transaction that has one or more of the following characteristics:

●	Any investment by the Company or any of its affiliates and/or supervised persons in a Fund’s portfolio company;
●	Any investment by a Client in a portfolio company in which the Company or any of its affiliates is an investor, with the exception of transactions between a Company-affiliated vehicle serving as a “warehouse” and a Client when such transaction has received consent either implicitly (i.e., via governing documents terms) or explicitly (i.e., via consent letter);
●	Any investment made by a Client in which other Clients are investors on a basis that is not pari passu with all other Clients, with the exception of non-pari passu transactions consented to by all Clients making such investments (i.e., via governing documents terms).

The Conflicts Committee shall be chaired by one of its members, as designated by the voting members of committee from time to time. The voting members of the Conflicts Committee shall consist of the Chief Operating Officer, the General Counsel, the Vice Chairman & Chief Credit Officer, and the Chief Compliance Officer. Each of these members of the Conflicts Committee may designate an alternate to represent them if their personal attendance is impractical or recuse themselves from voting on any conflict if the remaining members of the Conflicts Committee determine that to be the appropriate course of action.

3.Investment Conflicts

Access Persons who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security, a related security or the transaction more generally, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase or sell the security for Clients and written evidence of such review shall be maintained by the CCO. Access Persons shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client to avoid an actual or apparent conflict with a personal transaction in a security.

4.Prohibited Conduct with Clients

It is a violation of an Access Person’s duty of loyalty to the Company and its Clients for any Access Person, without the prior written consent of the CCO, to:

●	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Company or a Client account;
●	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Company or a Client account;
●	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial, or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned; or
●	borrow money from any of the Company’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

5.Outside Business Activities and Directorships/Trusteeships

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Company or the Fund(s). Similarly, no such outside business activities may be inconsistent with the interests of the Company or the Fund(s). All directorships and trusteeships of public or private companies held by Access Persons shall be pre-cleared with and reported to the Chief Compliance Officer.

Any Access Person wishing to engage in business activities outside of the Company, regardless of the nature or type of business and regardless of the level of compensation, must pre-clear such outside business activity with the CCO through the Compliance Platform in advance of engaging in such outside business activity. Outside business activities are interpreted broadly and include by way of example and not limitation: (i) serving as a director, manager, member, trustee, general or managing partner or officer of, or as a consultant to, any outside business corporation, partnership, or organization, including family owned businesses and charitable, non-profit, and political organizations; (ii) activities involving a substantial time commitment; or (iii) employment, teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances. The CCO may require full details concerning the proposed outside activity including the number of hours involved and the compensation to be received. In addition, in connection with any approval of an outside business activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client. The Company reserves the right to modify or withdraw approval at any time at its sole discretion if it determines that a previously approved relationship may result in an actual conflict of interest or the appearance of an actual or potential conflict of interest in the future.

Once an outside activity has been approved by the CCO, an Access Person may engage in such activity and nothing contained herein should be deemed to restrict or otherwise impair such Access Person’s ability to perform services related to such outside activity (other than any express restrictions placed on such activity as a condition to approval); provided, however, the Access Person remains subject to the policies and procedures set forth herein to the extent that any of Access Person’s approved outside activities (or any duties or services associated herewith) relate to the Company and/or its Clients and to the extent that any actual or potential conflicts of interest arise from such activity.

6.Gifts and Entertainment

The overriding principle concerning gifts and entertainment is: Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden, in any way, to a person or firm that seeks to do or is currently doing business with the Company.

Access Persons are generally prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person or entity doing business with the Company or the Funds (de minimis is described as $250). Access Persons may accept gifts or entertainment (other than those prohibited by this Subsection 6) provided: (i) Access Persons must confirm through the Compliance Platform on a quarterly basis that they have not accepted individual gifts or entertainment valued over $250 and (ii) each gift or entertainment valued $250 or more is pre- cleared through the Compliance Platform prior to acceptance of such gift or entertainment.

Any Covered Person who intends to give, directly or indirectly, a gift or entertainment to any person or entity that does or seeks to do business with or on behalf of the Company or the Funds must (x) self-report through the Compliance Platform any such gift or entertainment valued under $250 within ten (10) days of giving such gift or entertainment and (y) pre-clear through the Compliance Platform any such gift or entertainment valued $250 or more prior to giving such gift or entertainment.

Any Access Person who offers a business courtesy2 must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Company. Additionally, no Access Person should obtain any material personal benefits or favors because of his or her position with the Company. An Access Person may never use personal funds or resources to do something that cannot be done with Company resources. Furthermore, Access Persons are strictly prohibited from soliciting gifts, entertainment events, gratuities, or business courtesies for their own benefit or the benefit of any family member or friend.

General requirements applicable to gifts and entertainment:

●	Receipt and giving of gifts in the form of cash or a cash equivalent (i.e., gift certificates or vouchers) is prohibited.
●	Gifts or entertainment events should not be offered to municipal, state, or other governmental pension plans or their representatives, public officials[3] or government representatives, or politicians or political parties, without the prior approval of the CCO or appointed designee.
●	The Company requires all Access Persons to exercise great care when interacting with municipal, state, or other governmental pension plans or their representatives, public officials, covered officials or government entities and demands that they act with the highest level of integrity. Accordingly, pre-approval must be obtained from the CCO or appointed designee via the Compliance Platform for the making of any gift and/or entertainment event, regardless of value, to a municipal, state, or other governmental pension plan or its representative, public official, covered official or government entity;
●	Access Persons may not request or solicit gifts or particular entertainment events; and
●	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are generally excluded.

Pursuant to this policy, the provision or receipt of gifts or entertainment involving the CCO shall be subject to the approval of the Chief Operating Officer.

7.SPAC-Related Conflict Procedures

The Company has caused, and in the future may cause, Clients to invest in special purpose acquisition companies (“SPACs”), which are companies formed for the purpose of effecting a merger, share exchange, asset acquisition, share repurchase, reorganization or similar business combination with one or more businesses. SPAC-related investments by Clients may include SPACs that are sponsored by certain employees, principals and affiliates of the Company and employees of the Company may act as officers or directors of, or provided other services to, SPACs. Investments in SPACs can create potential or actual conflicts of interest between Clients

2 A business courtesy may include, but is not limited to, a gift, hospitality, or favor for which fair market value is not paid by the recipient.

3 The term “public official” includes any officer or employee of any government or any government’s department, agency, or branch of any government-controlled enterprise, any political party, party official or candidate for political office, or an employee of a public international organization, and any person acting on behalf of one of these persons.

and the Company or its affiliates. The following procedures will apply to any potential or actual SPAC-related investment by Clients and will be overseen by the Conflicts Committee:

●	The Company shall consult with the Limited Partner Advisory Committee (or any similar independent representation) (the “LPAC”) for each Client with respect to any potential SPAC-related investment.
●	The Company shall fully and fairly disclose all conflicts or interest related to SPAC investments by Clients prior to making such investments. Such disclosure will be made to the LPAC for each such Client (or to the relevant limited partner if a Client is a fund-of- one).
●	Prior to causing any Client to make a SPAC-related investment, each participating Client’s LPAC (or similar independent Client representation) must waive any such conflict of interest or prescribe standards or procedures with respect to the SPAC-related investment with which the Company will comply.
●	After any SPAC investment is made, the Company has adopted the following procedures:
o	If the Company and its affiliates and/or supervised persons, on the one hand, and Clients, on the other hand, both own shares in a SPAC-related company, then the Company and its affiliates and/or supervised persons shall not sell their shares unless (1) such a sale takes place no sooner than 15 days after Clients have sold their shares and (2) the percentage of shares sold by the Company and its affiliates and/or supervised person does not exceed the percentage of shares sold by Clients.
o	Monroe portfolio managers for each Client, independent from the Company’s Chief Executive Officer, shall be responsible from determining the rationale and timing of any sale of shares by Clients. The Company’s Chief Executive Officer will be responsible for determining the rationale and timing of any sale of shares by the Company and its affiliates and/or supervised persons.
o	The Company’s portfolio managers will prepare an investment memorandum describing the rationale and timing for any proposed sale of SPAC-related shares. Such investment memorandum will be made available to the LPAC (or similar independent Client representation) of each Client.

G.Pay-to-Play Restrictions

1.Company Contributions

Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company’s arms-length business relationship with the government agency or official involved.

2.Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Civil and criminal penalties for violating the FCPA can be severe. The Company and its Access Persons must comply with the spirit and the letter of the FCPA at all times.

To ensure compliance with the FCPA, Access Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize, or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small or seemingly insignificant, to any Foreign Covered Person(s) for any business or Company-related reasons. For purposes of this Code, a “Foreign Covered Person” is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Access Persons must obtain written pre-clearance from the CCO or appointed designee prior to giving anything of value that might be subject to the FCPA by submitting a Foreign Person Gift and Entertainment Pre-Clearance Form via the Compliance Platform.

3.Political Contributions

i.Background

SEC Rule 206(4)-5 prohibits “pay-to-play” practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company, whether in a separate account or a pooled investment vehicle. The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule.

ii.Definitions

The term “contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

The term “government entity” means any state or political subdivision of a state (i.e., local government), including: (i) any agency or authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” or state general fund, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

The term “covered official” means any person (including such person’s election committee) who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a government entity, if the office: (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. In some circumstances, a contribution to a local political party or a political action committee may be deemed to be a contribution to an individual covered official or officials. Note, this definition applies to any incumbent covered official who is a candidate for an elective office of the federal government, and vice versa.

iii.Compliance Procedures

The following procedures will apply to political contributions by the Company and its Access Persons:

●	all contemplated contributions to a covered official (including federal, state, local political candidates or political action committees) by any Access Person will require pre-clearance from the CCO or appointed designee by submitting a Pay-To-Play Acknowledgement and Pre-Clearance Form via the Compliance Platform;
●	coordination of, or solicitation by, the Company of political contributions to a covered official, or payment to a political party of a state or locality, will not be permitted;
●	applicants for employment (or if not addressed during the application process, newly hired Access Persons) are required to disclose any political contributions made in the past two (2) years to determine if the look back provisions will apply by completing and submitting a New Access Person Political Contribution Declaration Form via the Compliance Platform; and
●	any new relationships with third-party solicitors will require pre-approval from the CCO or appointed designee.

In addition, the CCO may require periodic certifications from Access Persons that they have not made any political contributions in violation of the Company’s policy.

Furthermore, the CCO or designee must on a routine basis, but in no case less than once in a calendar quarter, conduct searches through public databases for any undisclosed political contributions made by Access Persons.

H.Lobbying Activities

1.General

States have enacted legislation that requires individuals and entities who communicate with public pension officials, their staffs, and certain other government officials on behalf of an investment manager to register as “lobbyists.” In some instances, this requirement applies to Access Persons (and their family members) as well as outside third parties engaged by the Company.

Registration as a lobbyist would require the Company and the affected Access Persons to complete lobbyist registration forms, submit periodic disclosures to the government, and become subject to other regulations, including limitations on contingent compensation. Violations of these laws expose the Company and the affected Access Person to potential civil, administrative, and criminal fines and penalties, and may result in disciplinary action against the Access Person up to and including termination of employment. Thus, it is imperative that the Company be informed of its Access Persons and their family members’ past and present communications to and with elected officials and public pension systems.

2.Definitions

“Communication” is generally defined broadly in these lobbying statutes (and regulations), and may include activities such as the following:

●	speaking in person or by telephone;
●	corresponding by letter, email, or other means;
●	responding to questions/inquiries from a government official;
●	testifying or appearing before a governmental agency, commission, authority, or other entity in connection with an investment placement, contract, bid, or other economic transaction with a governmental agency and/or public pension fund;
●	communicating in order to retain or expand business with an existing governmental agency and/or public pension fund client;
●	any other attempt to influence the decision-making of a government official in connection with a placement, investment, or legislative action beneficial to the Company; or
●	conducting any of these activities through an agent or other third party.

“Government officials”, depending on the state, municipality or agency, may include not only elected officials but also candidates for political office, staff members of elected officials or candidates, managers, employees, staff or personnel and those with the authority to directly or indirectly hire an investment adviser, influence the hiring decision, or appoint other officials who can hire the adviser or influence such decision.

3.Compliance Requirements and Procedures

Any Access Person who wishes to engage in communication with a government official must seek, in writing, pre-authorization from the CCO. Such communication may proceed only upon written confirmation from the CCO.

If a determination is made that an Access Person must be registered as a lobbyist in a particular jurisdiction, that Access Person may thereafter engage in communications with government officials so long as the Access Person is a registered lobbyist in good standing in that jurisdiction. The Access Person must also comply with all government regulations and additional Company requirements that apply to a registered lobbyist. Information regarding such regulations and requirements will be provided by the CCO to the affected Access Person as needed.

Any Access Person who has engaged in communication with a government official on behalf of the Company that was not pre-authorized in writing pursuant to this policy must immediately contact the CCO and is subject to sanctions under this Code. Access Persons should consider if activities of a family member that would be considered lobbying activities under this Code raise conflicts of interest for the Company. Any potential conflicts of interest arising from the potential lobbying activities of family members should be reported to the CCO.

I.Prohibition Against Insider Trading

1.Background

This Section I. is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Company and requires that the Company establish and enforce procedures designed to prevent the misuse of material, non-public information by its associated persons. This Section I. applies to all Access Persons. Trading securities while in possession of material, non- public information, or improperly communicating that information to others, may expose an Access Person to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through improper trading, impose a penalty of up to three times the illicit windfall, and permanently bar an Access Person from the securities industry. In addition, an Access Person may be sued by investors seeking to recover damages for insider trading violations. Finally, insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Access Person who is found liable for insider trading may also be subject to penalties.

No Access Person may trade a security, either personally or on behalf of any other person or account (including any Fund), while in possession of material, non-public information concerning that security or the issuer thereof, nor may any Access Person communicate material, non-public information to others in violation of the law.

Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a security. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, an Access Person should direct any questions about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press may also be material.

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

2.Specific Sources of Material, Non-Public Information

Below is a list of potential sources of material, non-public information that Access Persons of the Company may periodically access. If an Access Person accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material, non-public information about a publicly-traded company and immediately notify the CCO if they feel that they have received material, non-public information. This list is provided for general guidance and is not a fully inclusive list of all possible sources of material, non-public information.

i.Contacts with Public Companies

Contacts with public companies will sometimes be a part of the Company’s research efforts. Persons providing investment advisory services to the Funds may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect themselves, Clients and the Company, Access Persons should contact the Chief Compliance Officer immediately if they believe that they may have received material, non-public information.

ii.Contacts with Research Consultants

Access Persons may wish to engage the services of third-party research firms (a “Consulting Service”), to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Access Persons must be especially alert to the potential for access to material non-public or confidential information during such contacts.

Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO or appointed designee via the Compliance Platform. The CCO or appointed designee will maintain a list of all Company contacts with Consultants.

The following guidelines apply to all Access Person contacts with Consulting Services and Consultants:

●	Prior to any conversation with a Consultant, an Access Person must remind or inform such Consultant that neither the Company nor such Access Person wish to receive any material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose;
●	The Consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Company or its Access Persons with his or her services, or inform the Access Person or the Company otherwise;
●	If a Consultant inadvertently discloses material, non-public information regarding any company, the Access Person must contact the CCO immediately, who will determine if the company must be added to the Restricted List;
●	The CCO may chaperone calls with Consultants;
●	Access Persons may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation;
●	Access Persons are reminded of their non-disclosure obligations regarding Company information.

iii.Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. In light of these rules, it is the Company’s general policy, which is applicable to all Access Persons that any Access Person in possession of material, non-public information regarding a tender offer is prohibited from trading the tender offer issuer or the target issuer in any Client or personal account and is prohibited from “tipping” others about such information. Any Access Persons in possession of material, non-public information regarding a tender offer must report it immediately to the CCO.

iv.Debt Securities

The Company may wish to invest in certain debt securities of a public issuer. Investors in debt securities may often be privy to material non-public information provided to lenders and investors. Should an Access Person decide they need to access private information of a public issuer to debt securities, they should notify the CCO immediately. Access Persons are prohibited from accessing non-public information of a public issuer to debt securities on any debt tracking systems (i.e., Intralinks, SyndTrak Online, or any other data room or data site) without the approval of the CCO. Even if they decide to not access such information, they should exercise caution as there is a heightened risk of inadvertent exposure to private information when investing in debt securities. Any Access Person in possession of material, non-public information regarding debt securities must report it immediately to the CCO.

Notwithstanding the fact that certain investment instruments being considered for purchase by the Company may not be deemed securities, there may be instances where Access Persons receive information that is not generally known by other institutional investors – even those institutional investors who may be similarly situated (e.g., lenders that are privy to non-public information and have access to bank-level information or primary lender meetings). In situations where the Company has access to material, non-public information to which other potential investors/counterparties may not have access, Access Persons should consult with the Company’s General Counsel or the CCO, as appropriate, as to whether any proposed purchase or sale of an instrument should be made, and, if made, should include the use of a “Big Boy” letter, or, if the instrument is a loan, should be made by means of a form such as the standard LSTA form which includes disclosure concerning the possibility of asymmetry in access to such information. In such cases the General Counsel or the CCO, in consultation with the Senior Management Team, shall make that determination and prepare an appropriate disclosure letter. A log of transactions in which “Big Boy” letters or provisions are used and copies of any executed “Big Boy” letters shall be maintained by the CCO or appointed designee.

v.Directorships/Trusteeships and Creditors’ Committee Memberships

Access Persons may not serve on the board of any company whose securities are publicly traded or of any company in which the Company or any Client account owns securities without the prior approval of the CCO. Additionally, an Access Person may not be a member of the board of directors/trustees, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer without the prior approval of the CCO.

When joining the board of directors/trustees, becoming a board observer or being appointed to a creditors’ committee or other similar position that is likely to result in the receipt of information not available to other market participants with respect to an issuer which is or may become a portfolio company, Access Persons assume certain duties limiting the use of confidential information they may receive. Access Persons are required to give notice to the CCO and to Senior Management Team prior to entering into these relationships and to cooperate with the CCO and the appointed designees in order to maintain the outside business activities log and abide by the corresponding policy and procedures. Any issuers (e.g., portfolio companies) for which the Company has a board seat or board observer rights should be reported to the CCO and the CCO will maintain a log of such board seats and observer rights.

All outside activities conducted by an Access Person must be approved prior to participation by the CCO by completing Outside Business Activities Questionnaire via the Compliance Platform. Please see Section F.5. of this Code for additional information regarding outside activities of Access Persons.

The Company may not effect transactions in the securities of any issuer in which Access Persons are serving on the board of directors/trustees, creditors’ or steering committee, or engaged in any capacity set forth above, without the prior approval of the CCO. Please note the following:

●	Clients may be “frozen” into certain positions. For example, if an Access Person is appointed to an issuer’s board of directors/trustees (or gains board observation rights) subsequent to an investment made by a Client, that Client may not sell securities in that issuer without prior CCO approval.
●	Subject to the possibility of being “frozen” into positions for an indefinite time as described immediately above, Clients may participate on an “allocation” basis in buy/long trades with other Clients which have received permission from the CCO to invest in such an issuer. They may not, however, sell without prior CCO approval.
●	These restrictions apply to secondary market trading in the securities of issuers on the outside business activities log. They do not generally apply to the sale of securities held in a portfolio company when such sales are part of a sale of securities of the company pursuant to an offering memorandum, or to a purchase, redemption, sale, or transfer directly to or from the issuer. The CCO should be consulted in cases in which there is uncertainty as to whether this restriction applies to a given transaction.

vi.Confidentiality Agreements

In order to gain important information as part of the investment consideration process, the Company frequently enters into confidentiality agreements with third parties (e.g., prospective portfolio companies, financial advisers, bank syndicate members or other primary or secondary lenders). Such confidentiality agreements sometimes specifically restrict the Company’s investment activity in identified issuers (i.e., contractually prohibit trading in any security of the issuer and certain affiliates), but usually simply raise the possibility that material, non-public information may be conveyed to the Company. Additionally, many issuers, their agents, or other counterparties specifically require that potential investors agree to be bound by a confidentiality agreement before they will be provided access to investment-related information via electronic workspaces (e.g., Intralinks and SyndTrak). Access Persons should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material, non-public information. Access Persons should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If an Access Person is uncertain as to their rights and obligations under a confidentiality agreement, they should contact the CCO.

Upon execution of any confidentiality agreement, the signed agreement must be provided promptly, either directly or through an online portal, to the CCO or appointed designee who will retain all confidentiality agreements for access and monitoring.

After execution of a confidentiality agreement, the issuer will be added to the Company’s confidentiality agreement log and the Restricted List (defined below), in each case as the CCO or appointed designee may deem to be appropriate. Note that in the case of issuers who have no publicly traded securities (or other readily tradable instruments that could be traded without the prior knowledge of the CCO), or who have bank debt which trades under the standard LSTA (or similar) documentation, the CCO or appointed designee may determine not to add the name to the Restricted List.

Entry into a confidentiality agreement can (and Access Persons must assume that it will) cause information received by any Access Person that is protected by that confidentiality agreement to constitute material, non-public information which in turn is subject to this Code (and the federal securities laws).

All trades in instruments of issuers that are subject to confidentiality agreements must be discussed beforehand with the CCO, except for trades of bank debt when the relevant confidentiality agreement pertains to information made available to other lenders in the same class or when the trade is to be effected using standard LSTA (or similar) documentation.

vii.Electronic Workspace Access

Electronic workspaces such as Intralinks and SyndTrak require users to make “Public” or “Private” declarations in most issuer workspaces. Access Persons that make a “Private” declaration in an Intralinks workspace for a particular issuer that is a public company (known as “Going Private”) may be permitted to view material, non-public information and, in addition, typically may subject the Company or a Fund to certain confidentiality obligations similar in effect to the written confidentiality agreements described above. As in the case of written confidentiality agreements, Access Persons must notify the CCO or appointed designee whenever a declaration of “Private” is selected for a public company so the CCO or appointed designee can check for conflicts and avoid the possibility of inadvertently subjecting any advisory Client to a trading restriction or other obligation before steps can be taken to mitigate such restrictions by, for example, the implementation of a “Firewall”, or amending the agreement.

When Intralinks does not give the user the ability to make a “Public” or “Private” declaration, Access Persons are responsible for determining, in consultation with the CCO or appointed designee, whether the information in the workspace constitutes material, non-public information and whether the issuer should be placed on the Company’s Restricted List.

As the CCO or appointed designee deems appropriate, the issuer will be added to the Company’s confidentiality agreement log and Restricted List.

viii.Big Boy Letters

In situations where the Company may have access to certain investment-related information to which potential counterparties may not have access, consideration should be given as to whether the use of a “Big Boy” letter is advisable as part of any contemplated trade. The General Counsel shall make that determination and draft the appropriate disclosures for use in the proposed transaction documents. A log of transactions in which “Big Boy” letters or provisions are used and copy of any executed “Big Boy” letters that the Company enters into shall be maintained by the CCO or appointed designee.

Access Persons do not have the authority to sign Big Boy Letters until the General Counsel, in consultation with the CCO, as appropriate, has reviewed the specific circumstances surrounding the proposed transaction. In cases of actual or apparent asymmetrical access to information, the General Counsel, in consultation with outside legal counsel as appropriate, will determine what terms are appropriate based on the particular facts and circumstances. Access Persons with a title of Managing Director may sign “Big Boy” letters only with the prior approval of the General Counsel or appointed designee.

Current drafts of approved forms of “Big Boy” letters are available upon request from the General Counsel.

ix.“PIPE” Transactions

Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material, non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. Access Persons should notify the CCO immediately and exercise particular caution any time they become aware of material, non-public information relating to a PIPE offering.

x.Strategic Partnerships

The Company, through one of its affiliates, has entered into and may in the future enter into strategic partnerships with third-party asset managers (together with their funds or other affiliates, “Strategic Partners”). As a result of these strategic partnerships, both the Company and the Strategic Partners as well as their respective affiliates may potentially be exposed to material, non- public information. Accordingly, the Company and the Strategic Partners will implement certain information barriers in the form of compliance policies and procedures, as further discussed in this Section I., to prevent sharing of material, non-public information among the Company, the Strategic Partners, and their respective affiliates.

3.Compliance Procedures

An Access Person, before executing any trade for himself or herself, or others, including the Funds or other accounts managed by the Company or by a stockholder of the Company, or any affiliate of the stockholder, must determine whether he or she has material, non-public information.

Access Persons should ask themselves the following questions:

●	Is the information material?
●	Is this information that an investor would consider important in making his or her investment decisions?
●	Is this information that would substantially affect the market price of the securities if disclosed?
●	Is the information non-public?
●	To whom has this information been provided?
●	Has the information been effectively communicated to the marketplace by appearing in publications of general circulation?
●	Is the information already available to a significant number of other traders in the market?

Any Access Person who believes he or she is in possession of material, non-public information or who has any questions as to whether the information is material and non-public must take the following steps:

●	Report the information and proposed trade immediately to the Chief Compliance Officer.
●	Do not purchase or sell the securities on behalf of anyone, including Client accounts.
●	Do not communicate the information to any person, other than to the Chief Compliance Officer.

After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and, if so, what action the Access Person should take, including completion of a Restricted List Addition Form through the Compliance Platform. An Access Person must consult with the Chief Compliance Officer before taking any further action. This degree of caution will protect the Access Person and the Company.

4.Restricted and Watch Lists

Receipt by the Company or an Access Person of material, non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Access Persons do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO or duly appointed designee will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities, and will deny permission to effect transactions in Client or Access Person accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Access Persons as it is updated. No Access Person may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions regarding designated securities are also considered to extend to options, rights, or warrants relating to those securities and any securities convertible into those securities. No conclusion should be drawn from the addition of an issuer to the Restricted List.

At times, an Access Person may have possession of material, non-public information on a specific company as a result of his or her being behind a firewall. In such cases, the CCO or appointed designee will create a specialized Restricted List for the Access Person behind the wall in order to prevent trading in the company’s securities until such time as the CCO has deemed the information in the Access Person’s possession to be in the public domain or no longer material.

If a security is added to either the Company’s firm-wide Restricted List or an individual or group Access Person Restricted List, Access Persons will be restricted from purchasing or selling all securities related to that issuer until such time as the security is removed from the applicable Restricted List. The Compliance Platform has the information necessary to deny pre-clearance if these situations apply.

The CCO will be responsible for determining whether to remove a particular company from the Restricted List. The Access Person requesting the removal of an issuer from the Restricted List shall complete a Restricted List Deletion Form via the Compliance Platform.

In addition, with respect to strategic partnerships between the Company and any Strategic Partners, the Company and its affiliates are prohibited from making loans to, or other investments in, any company in which the Strategic Partners are invested in (or intend to invest in). To that end, each Strategic Partner will provide the Company’s CCO with a “restricted list” of companies (each, a “Watch List”) that each Strategic Partner is currently invested in or is considering investing in on behalf of themselves or their funds. Each Watch List will be updated each time specific names are added or removed. The CCO will be responsible for maintaining, updating, and disseminating each Watch List to the Company’s legal and compliance personnel who will be the only Access Persons with access to the Watch List. To implement this policy, Monroe’s CCO may confer with each Strategic Partner’s Chief Compliance Officer (or other senior personnel responsible for compliance for each Strategic Partner).

The Restricted List and the Watch List are confidential, proprietary information which must not be distributed outside of the Company.

5.Confidentiality of Material and Non-Public Information

i.Communications and Information Handling

Information in Access Persons’ possession that they identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

Care should be taken so that material, non-public information is secure. For example, files containing material, non-public information should be sealed or locked and access to computer files containing material, nonpublic information should be restricted. As a general matter, materials containing such information should not be removed from the Company’s premises without approval of the CCO and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Access Persons should:

●	distribute materials containing material, non-public information only on a “need-to-know” basis;
●	take care so that telephone conversations cannot be overhead when discussing matters involving material, non-public information (e.g., speaker telephones should generally be used in a way so those outsiders who might be in the Company’s offices are not inadvertently exposed to this information);
●	limit access to offices and conference rooms when these rooms contain materials that contain material, non-public information; and
●	take care not to leave materials containing material, non-public information displayed on the computer viewing screen when they leave their computers unattended.

Access Persons should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, Access Persons should not leave documents or papers containing material, non- public information on their desks or otherwise for people to see; access to files containing material, non-public information and computer files containing such information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private.

An Access Person may not make unauthorized copies of material, non-public information. Additionally, Access Persons must ensure the disposal of any material, non-public information in their possession is authorized (for example, material, non-public information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of their employment with the Company, Access Persons must permanently delete any material, non-public information (and all copies thereof in any media) in their possession or under their control.

ii.Information Wall with Strategic Partners

All Access Persons of the Company are (1) strictly prohibited from providing any Strategic Partner with any information relating to borrowers and/or potential borrowers of the Company and its affiliates and (2) required to keep all of the Company’s and its affiliates’ portfolio company data (including without limitation, decisions to lend, to not lend, waiver of events of default and/or to enforce loan terms) confidential and to not disclose such information to any Strategic Partner, in each case, unless otherwise permitted in writing by the CCO. In order to implement this policy, the CCO may confer with each Strategic Partner’s Chief Compliance Officer (or other senior personnel responsible for compliance for each Strategic Partner).

J.Annual Certification

1.Access Persons

All Access Persons shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

2.Board Review

No less frequently than annually, the BDC Funds and the Company must furnish to the BDC Funds’ board of directors/trustees, and the respective board must consider, a written report that: (1) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (2) certifies that the BDC Fund or the Company, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Similarly, no less frequently than annually, the Horizon BDC and the Company must furnish to the Horizon BDC’s board of directors, and the respective board must consider, a written report that: (1) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (2) certifies that the Horizon BDC or the Company, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code

K.Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors/trustees, including a majority of the Independent Directors; provided, however, that with respect to violations by persons who are directors/trustees, managers, officers or employees of the Company (or of a company that controls the Company), the sanctions to be imposed shall be determined by the Company (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Funds and the more advantageous price paid or received by the offending person.

L.Administration and Construction

The administration of this Code shall be the responsibility of the Chief Compliance Officer.

The duties of the Chief Compliance Officer are as follows:

●	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships/trusteeships held by Access Persons who are officers or employees of the Company or of any company that controls the Company, and informing all Access Persons of their reporting obligations hereunder;

●	On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;
●	Maintaining or supervising the maintenance of all records and reports required by this Code;
●	Reviewing all Personal Securities Holdings Reports and Quarterly Securities Transaction Reports;
●	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Funds;
●	Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;
●	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors/trustees of the BDC Funds or the Horizon BDC, as applicable; and
●	Submission of a written report to the board of directors/trustees of the BDC Funds and the Horizon BDC no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in this Section J.

The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records and must make these records available to the SEC at any time and from time to time for periodic, special, or other examinations:

●	A copy of all codes of ethics adopted by the BDC Funds, the Horizon BDC or the Company and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five years;
●	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five years after the end of the fiscal year in which the violation occurs;
●	A copy of each report made by an Access Person for at least two years after the end of the fiscal year in which the report is made, and for an additional three years in a place that need not be easily accessible;
●	A copy of each report made by the Chief Compliance Officer to the board of directors/trustees of the BDC Funds and the Horizon BDC for two years from the end of the fiscal year of the

BDC Funds in which such report is made or issued and for an additional three years in a place that need not be easily accessible;

●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to Rule 17j-1 and this Code of Ethics, or who are or were responsible for reviewing such reports;
●	A copy of each report required by this Section J. for at least two years after the end of the fiscal year in which it is made, and for an additional three years in a place that need not be easily accessible; and
●	A record of any decision, and the reasons supporting the decision, to approve the purchase by an Access Person of securities in an Initial Public Offering or Limited Offering for at least five years after the end of the fiscal year in which the approval is granted.

This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Joint Code of Ethics is annually reviewed and approved by the Board of Directors/Trustees of each BDC Fund and the Horizon BDC, including a majority, respectively, of the Independent Directors of the BDC Funds and the Horizon BDC, respectively.

Approved: November 6, 2023

Amended: November 17, 2025